On January 19, 2015, a special meeting of the shareholders of the Cloud Capital Strategic Large Cap Fund (“Large Cap Fund”) was held at the offices of the Trust for the purpose of:

1.	To approve the ability of Cloud Capital, LLC, the investment adviser to the Large Cap Fund, to seek reimbursement of fees waived for, and/or expenses reimbursed to the Mid Cap Fund from the Large Cap Fund following the reorganization of the Cloud Capital Strategic Mid Cap Fund (“Mid Cap Fund”) into the Large Cap Fund.

Below are the voting results from the special meeting:

For	Against	Abstain
900,726	0	0

On January 19, 2015, a special meeting of the shareholders of the Mid Cap Fund was held at the offices of the Trust for the purpose of:

1.	To approve an Agreement and Plan of Reorganization by and between the Mid Cap Fund and the Large Cap Fund, providing for the reorganization of the Mid Cap Fund with and into the Large Cap Fund (the “Reorganization”);

Below are the voting results from the special meeting:

For	Against	Abstain
373,633	0	0

2.	To approve the ability of Cloud Capital, LLC, the investment adviser to each Fund, to seek reimbursement of fees waived for, and/or expenses reimbursed to, the Mid Cap Fund from the Large Cap Fund following the Reorganization.

Below are the voting results from the special meeting:

For	Against	Abstain
373,633	0	0